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                                               Filed Pursuant to Rule 424(b)(3)
                                                       SEC File Number 333-14743


                          NAPCO SECURITY SYSTEMS, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)
                              UP TO 814,733 SHARES


                        PROSPECTUS DATED OCTOBER 28, 1997


          This Prospectus relates to up to 814,733 shares of common stock, par value $0.01 per share (the "Common Stock"), and associated stock options of Napco Security Systems, Inc., a Delaware corporation (the "Company"), which have previously been issued or may in the future be issued to certain key employees of the Company and its subsidiaries pursuant to awards granted under the Company's 1992 Incentive Stock Option Plan, as amended (the "Plan") to be sold by the selling stockholders named in "Selling Stockholders" and in Annex I hereto (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Common Stock, except the option exercise price.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY PRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




          No person is authorized to give any information or to make any representations in connection with the offer made in this Prospectus other than as contained herein and any information or representation not contained herein must not be relied upon as having been authorized by the Company.
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                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to the Common Stock and associated stock options pursuant to the Plan (the "Securities"), which shares may be sold by the Selling Stockholders pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith filed reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           The following documents of the Company heretofore filed with the Commission are hereby incorporated herein by reference:

           (1) Amended and Restated 1992 Incentive Stock Option Plan contained in Exhibit 4(a) of Part II of the Registrant's Registration Statement on Form S-8, filed October 24, 1996.

           (2) Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Commission File No. 0-10004;

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to Napco Security Systems, Inc., 333

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Bayview Avenue, Amityville, New York 11701, Attention: Senior Vice President of
Operations and Finance. Telephone requests should be directed to the Senior Vice President of Operations and Finance (516-842-9400).

                                   THE COMPANY

          The term "Company" as used in this Prospectus includes Napco Security Systems, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of the Company are located at 333 Bayview Avenue, Amityville, New York 11701 and its telephone number is (516) 842-9400.

                              SELLING STOCKHOLDERS

          The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling
Stockholder: (i) owned of record and (ii) to be offered pursuant to this Prospectus; and (c) the amount and the percentage of the class of Common Stock that will be owned by each Selling Stockholder after completion of the offering. The information contained in Annex I may be amended or supplemented.

                              PLAN OF DISTRIBUTION

         Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock as adjusted (plus the shares at the time subject to options) or a total of 815,933 shares may be granted at fair market value to key employees during the ten-year period ending in October 2002. Since June 30, 1992 options for 9,200 shares have been exercised. At September 30, 1997, 559,983 shares were available for grant under the 1992 Plan. Options to purchase a total of 246,750 shares of Common Stock were outstanding under the 1992 Plan on September 30, 1997, with exercise prices of $2.50 to $4.375 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in twenty (20%) percent cumulative yearly installments.

        Generally, no tax consequences result from granting an incentive stock option ("ISO") or from the exercise of an ISO by an employee, and the employer will not be allowed a business expense deduction with respect to an ISO. Upon disposition of stock held pursuant to an ISO, any gain recognized is subject to capital gains treatment, providing certain holding period requirements are met. The employee must not dispose of the stock for at least two years from the date on which the option was granted to him and must hold the stock for at least one year after the stock was transferred to him. If these holding period requirements are not met for an otherwise qualified ISO, the gain that would have been realized at the time the option was exercised is included as ordinary income in the year of the disqualifying sale. The foregoing discussion is subject to changes in the tax laws. For more detailed current information as well as alternative minimum tax provisions, an individual tax adviser should be consulted.

        Sales of the Common Stock offered hereby may be made on NASDAQ or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder except for the option exercise price. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other

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expenses incurred by a Selling Stockholder will be borne by such stockholder.

          The Common Stock may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to Sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

           The Company has informed the Selling Stockholders of the need for delivery of a copy of this Prospectus in connection with all offers to sell shares of Common Stock. There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock covered by this Prospectus.

                                     EXPERTS

          The consolidated financial statements, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



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                                    ANNEX I*

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             SHARES TO BE BENEFICIALLY OWNED UPON
                                                                                             COMPLETION OF OFFERING (1)
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                                   Shares of Common Stock           Shares
NAME AND RELATIONSHIP TO NAPCO     Beneficially Owned as of         (Options) Offered        Total
SECURITY SYSTEMS, INC. (2)         September 30, 1997               Hereby                   Number                    Percent
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
Ali, R.                                     0                         2,500                   2,500                      .06%
-----------------------------------------------------------------------------------------------------------------------------------
Ayers, E.                                   0                         2,000                   2,000                      .05%
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Bolton, G.                                  0                         6,000                   6,000                      .14%
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Bonacum. R.                                 0                         4,000                   4,000                      .09%
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Buccola, C.                               200                         9,000                   9,200                      .21%
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Buchel, K.                                  1                        30,000                  30,001                      .69%
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Budzioch, E.                                0                         6,000                   6,000                      .14%
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Calvarese, R.                               0                         2,500                   2,500                      .06%
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Conde, J.                                   0                        10,000                  10,000                      .23%
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Corsale, G.                                 0                         2,000                   2,000                      .05%
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DePierro, A.                           24,107                         5,000                  29,107                      .67%
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Dunphy, C.                                  0                         5,000                   5,000                      .11%
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Gaudio, R.                             85,267                         5,000                  90,267                     2.07%
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Geary, W.                                   0                         2,500                   2,500                      .06%
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Hanselman, C.                               0                         2,000                   2,000                      .05%
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Johannson, K.                           5,000                         6,500                  11,500                      .26%
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Jones, J.                                   0                         2,500                   2,500                      .06%
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Jones, S.                                   0                         4,500                   4,500                      .10%
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Karl, T.                                1,000                         3,500                   4,500                      .10%
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Keel, F.                                    0                         7,000                   7,000                      .16%
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Mawson, F.                              1,000                         2,500                   3,500                      .08%
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McBride, G.                                 0                         5,000                   5,000                      .11%
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McBride, M.                               500                         4,500                   5,000                      .11%
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Murray, A.                                  0                         1,500                   1,500                      .03%
-----------------------------------------------------------------------------------------------------------------------------------
Paladino, R.                            2,625                        22,000                  24,625                      .56%
-----------------------------------------------------------------------------------------------------------------------------------
Perotta, R.                               600                         1,250                   1,850                      .04%
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Potter, D.                                  0                         2,000                   2,000                      .05%
-----------------------------------------------------------------------------------------------------------------------------------
Rappaport, J.                               0                         2,000                   2,000                      .05%
-----------------------------------------------------------------------------------------------------------------------------------
Russotto, J.                                0                         4,000                   4,000                      .09%
-----------------------------------------------------------------------------------------------------------------------------------
Sabia, M.                                   0                         2,500                   2,500                      .06%
-----------------------------------------------------------------------------------------------------------------------------------
Salazar, L.                                 0                         5,000                   5,000                      .11%
-----------------------------------------------------------------------------------------------------------------------------------
Scardino, J.                              400                        12,000                  12,400                      .28%
-----------------------------------------------------------------------------------------------------------------------------------
Schettino, R.                               0                         5,000                   5,000                      .11%
-----------------------------------------------------------------------------------------------------------------------------------
Schramme, S.                                0                         3,000                   3,000                      .07%
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Shaw, A.                               17,025                         6,500                  23,525                      .54%
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Sheffey, D.                             2,400                         7,000                   9,400                      .22%
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Sheppard, G.                                0                         2,500                   2,500                      .06%
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Strom, B.                                   0                         7,500                   7,500                      .17%


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
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             SHARES TO BE BENEFICIALLY OWNED UPON
                                                                                             COMPLETION OF OFFERING (1)
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                                   SHARES OF COMMON STOCK           SHARES
NAME AND RELATIONSHIP TO NAPCO     BENEFICIALLY OWNED AS OF         (OPTIONS) OFFERED        TOTAL
SECURITY SYSTEMS, INC. (2)         SEPTEMBER 30, 1997               HEREBY                   NUMBER                    PERCENT
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
Thomas, R.                                  0                         2,000                   2,000                      .05%
-----------------------------------------------------------------------------------------------------------------------------------
Todd, B.                                    0                         2,000                   2,000                      .05%
-----------------------------------------------------------------------------------------------------------------------------------
Thurer, H.                                  0                         2,500                   2,500                      .06%
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Vogel, J.                                   0                         2,500                   2,500                      .06%
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Zambenedetti, R.                            0                         3,500                   3,500                      .08%
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certain unnamed
affiliates each of whom may
sell up to 1,000 shares                     0                        21,000                  21,000                      .48%
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future grantees
of stock options                            0                       559,983                  559,983                   12.82%
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                Totals                139,225 (3)                   806,733                  945,958                   21.65%
                                       ======                       =======                  =======                   ======
===================================================================================================================================



* To be completed by prospectus supplement

(1) Assumes that all options are exercised and all shares offered are sold, that no additional shares will be purchased and that no additional shares will be sold.

(2) Employees during last three years except where noted by **

(3) Includes 6,600 shares that were issued to named individuals pursuant to their exercise of stock options under the 1992 Incentive Stock Option Plan.


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